Exhibit 99.1

Praxair Announces Price Increases Effective January 1, 2016

DANBURY, Conn.--(BUSINESS WIRE)--December 16, 2015--Praxair, Inc. (NYSE:PX) and certain affiliates are notifying bulk gas and medical gas customers in the United States and Puerto Rico of price increases:

  Up to 20% for nitrogen, oxygen, argon and hydrogen
  Up to 10% for helium
  Up to 15% for facility fees

Price adjustments may be higher or lower in accordance with individual contract provisions and will be effective January 1, 2016, or as contracts permit.

These adjustments are in response to rising costs and will support continued investments in capacity, reliability and efficiency of Praxair operations.

About Praxair

Praxair, Inc., a Fortune 250 company with 2014 sales of $12.3 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. More information about Praxair, Inc. is available at www.praxair.com.

CONTACT:
Praxair, Inc.
Media:
Kristen McCarthy, 203-837-2371
or
Investor Relations:
Kelcey Hoyt, 203-837-2118